SUB-ADVISORY AGREEMENT

This Sub-Advisory Agreement (“Agreement”) executed as of April 30, 2014, is between LINCOLN INVESTMENT ADVISORS CORPORATION, a Tennessee corporation (the “Adviser”), and GOLDMAN SACHS ASSET MANAGEMENT, L.P., a Delaware limited partnership (the “Sub-Adviser”).

WHEREAS, Lincoln Variable Insurance Products Trust (the “Trust”), on behalf of one or more of its series, (each, a “Fund” and collectively, the “Funds”) which are open-end management investment companies registered under the Investment Company Act of 1940, as amended (including any rules, orders, written guidance or written interpretations established thereunder, the “1940 Act”), has entered into an Investment Management Agreement with the Adviser, as it may be amended from time to time (the “Investment Management Agreement”) pursuant to which the Adviser has agreed to provide certain investment management services to the Funds; and

WHEREAS, the Adviser desires to appoint Sub-Adviser as investment sub-adviser to provide the investment advisory services to one or more of the Funds as specified on Schedule A (each a “Subadvised Fund” and collectively, the “Subadvised Funds”), and the Sub-Adviser is willing to serve in such capacity.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and each of the parties hereto intending to be legally bound, it is agreed as follows:

1.	SERVICES TO BE RENDERED BY SUB-ADVISER TO THE FUND.

(a) The Adviser hereby appoints the Sub-Adviser as investment adviser, on the terms and conditions set forth herein, for the Subadvised Fund’s assets that the Adviser determines in its sole discretion to assign to the Sub-Adviser from time to time (referred to in this Agreement as the “Managed Portion”). The Adviser may, from time to time, make additions to and withdrawals from those Subadvised Fund assets assigned to the Sub-Adviser. The Sub-Adviser accepts these terms and agrees to render the services herein set forth and for the compensation provided on Schedule A to this Agreement.

(b) Subject to the supervision and control of the Adviser and the Board of Trustees (the “Trustees”) of the Trust, the Sub-Adviser will furnish continuously investment advisory services for the Managed Portion which shall at all applicable times meet the diversification requirements of Subchapters L and M under the Internal Revenue Code of 1986 (the “Code”). The Sub-Adviser will make investment decisions on behalf of the Managed Portion (and not any other portion of the Subadvised Fund’s assets) and place all orders for its purchase and sale of portfolio securities with full authority and at its discretion on the Subadvised Fund’s behalf and at the Subadvised Fund’s risk. For purposes of this Agreement, the Sub-Adviser will be an independent contractor and will not have authority or obligation to act for or represent the Trust, the Fund(s) or the Adviser in any way or otherwise be deemed an agent of the Trust, any Subadvised Fund or the Adviser, except as expressly authorized in this Agreement or another writing signed by the Adviser.

(c) The Sub-Adviser, at its expense, will furnish (i) all necessary investment and management facilities, including salaries of Sub-Adviser personnel, required for it to execute its duties under this Agreement faithfully and (ii) administrative facilities necessary for the Sub-Adviser to perform its services under this Agreement, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment affairs of the Managed Portion (excluding determination of net asset value per share, portfolio accounting and shareholder accounting services). The Sub-Adviser shall be responsible for commercially reasonable expenses relating to the printing and mailing of required supplements to the Subadvised Fund’s registration statement, provided that such supplements relate solely to a change in control of the Sub-Adviser or any change in the named portfolio manager or managers assigned by the Sub-Adviser to manage the Managed Portion (“Prospectus Changes”). Notwithstanding the foregoing, the Sub-Adviser shall not pay for the cost of generating any such prospectus supplements if, at the time of notification to the Subadvised Fund or the Adviser by the Sub-Adviser of the Prospectus Changes, the Subadvised Fund is generating a supplement for other purposes or the Subadvised Fund or the Adviser does not wish, in its reasonable discretion, to add such Prospectus Changes to a pending supplement. In the event the Sub-Adviser and one or more other subadvisers, if applicable, each require a prospectus supplement for Prospectus Changes simultaneously, the expense (other than the costs of printing and mailing) of a combined supplement will be shared pro rata with such other subadviser(s) based upon the number of pages required by each such subadviser, and each such Sub-Adviser shall pay its pro rata share of printing and mailing costs and expenses based upon the number of supplements required to be printed and mailed. All other expenses not specifically assumed by the Sub-Adviser hereunder or by Adviser under the Agreement are borne by the applicable Subadvised Fund.

(d) The Sub-Adviser shall vote proxies relating to the Managed Portion’s investment securities in accordance with Sub-Adviser’s proxy voting guidelines and procedures in effect from time to time, and shall review its proxy voting activities on a periodic basis with the Trustees. Further, the Subadvised Fund hereby directs the Sub-Adviser to vote all bank stocks and bank holding company stocks in accordance with the recommendations on any such votes provided by an applicable proxy voting service and unless otherwise directed by the Subadvised Fund. The Adviser shall cause materials relating to such proxies to be forwarded to the Sub-Adviser in a timely fashion by the Subadvised Fund’s custodian, the Subadvised Fund’s administrator, or another party. It is acknowledged and agreed that the Sub-Adviser shall not be responsible for the filing of claims (or otherwise causing the Subadvised Fund to participate) in class action settlements or similar proceedings in which shareholders may participate related to securities currently or previously associated with the Managed Portion. The Trust or Adviser may withdraw the proxy voting authority granted to the Sub-Adviser pursuant to this Section at any time upon written notice.

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(e) The Sub-Adviser will select brokers, dealers and futures commission merchants to effect all portfolio transactions subject to the conditions set forth herein (except to the extent such transactions are effected in accordance with such policies or procedures as may be established by the Trustees and delivered to the Sub-Adviser). In selecting brokers, dealers or futures commission merchants and placing orders for the purchase and sale of portfolio investments, the Sub-Adviser shall seek to obtain the most favorable price and best execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. The Sub-Adviser will place orders for the execution of transactions for the Managed Portion in accordance with Part 2 of the Sub-Adviser’s Form ADV as it may be amended from time to time. Subject to such policies as the Trustees may determine and consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Managed Portion to pay a broker, dealer or futures commission merchant that provides brokerage and research services to the Sub-Adviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker, dealer or futures commission merchant would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker, dealer or futures commission merchant, viewed in terms of either that particular transaction or the Sub-Adviser’s over-all responsibilities with respect to the Managed Portion and to other clients of the Sub-Adviser as to which the Sub-Adviser exercises investment discretion.1 The Adviser reserves the right to direct the Sub-Adviser, upon written notice, not to execute transactions through any particular broker(s), dealer(s) or futures commission merchant(s), and the Sub-Adviser agrees to comply with such request within a reasonable time of receiving written notice.

On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Managed Portion as well as other clients of the Sub-Adviser, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be so purchased or sold with those of its other investment advisory clients to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in compliance with Section 17(d) of the 1940 Act, Section 206 of the Investment Advisers Act of 1940, as amended (including any rules established thereunder, the “Advisers Act”), and pursuant to policies adopted by the Sub-Adviser and approved by the Trustees.

(f) The client acknowledges and agrees that (i) the Sub-Adviser shall not be deemed to be the pricing or valuation agent for the Subadvised Fund, (ii) the Sub-Adviser is not obligated to provide pricing information to satisfy any regulatory, tax or accounting requirements to which the Subadvised Fund may be subject; (iii) none of the information which the Sub-Adviser provides hereunder shall be deemed to be the official books and records of the Subadvised Fund for tax, accounting or any other purpose, (v) the Subadvised Fund will not publish, reproduce (except for internal or archival purposes or in response to requests from Subadvised Fund’s regulators) or disseminate any pricing information provided by the Sub-Adviser without the Sub-Adviser’s consent. Subject to the above, the Sub-Adviser shall provide reasonable assistance to the Adviser and the Subadvised Fund’s custodian to reconcile any material pricing discrepancies between the custodian and the Sub-Adviser.

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(g) The Sub-Adviser shall furnish the Adviser and the Trustees with such information and reports as the Adviser or the Trustees shall reasonably request. The Sub-Adviser shall make its officers and employees available from time to time, including attendance at Trustees’ Meetings, at such reasonable times as the parties may agree to review the Subadvised Fund’s investment policies and to consult with the Adviser or the Trustees regarding the Managed Portion’s investment affairs.

(h) In accordance with Rule 10f-3, Rule 12d3-1 and Rule 17a-10 under the 1940 Act and any other applicable law or regulation, the Sub-Adviser is not permitted to consult with any other subadviser to the Subadvised Fund or any subadviser to any other Fund, or to any other investment company or investment company series for which the Adviser serves as investment adviser concerning transactions for the Subadvised Fund in securities or other assets.

(i) In the performance of its duties under this Agreement, the Sub-Adviser shall be subject to, and shall perform in accordance with, the following: (i) provisions of the organizational documents of the Trust that apply to the Subadvised Fund; (ii) the investment objectives, policies and restrictions of the Subadvised Fund as stated in the Subadvised Fund’s currently effective Prospectus and Statement of Additional Information (together, the “Registration Statement”, and collectively with the organizational documents of the Trust that apply to the Subadvised Fund, the “Governing Documents”); (iii) federal securities laws, including without limit the 1940 Act, the Advisers Act, and the Commodity Exchange Act, provided that for purposes of Section 10(f) and 17(a), (d) and (e) of the 1940 Act, the Sub-Adviser shall effect compliance only in relation to its own affiliates and to affiliated persons identified to it by the Adviser; (iv) any written instructions and directions of the Trustees, the Adviser, or Subadvised Fund management (the “Written Instructions”); and (v) the Sub-Adviser’s general fiduciary responsibilities under applicable law. The Adviser hereby represents that it has provided to the Sub-Adviser copies of all current Governing Documents and shall promptly provide to the Sub-Adviser any amendments or supplements thereto. The Sub-Adviser will not be bound to follow any Written Instructions until it has actually received such Written Instructions from the Adviser; provided that the Sub-Adviser shall not be required to follow any Written Instruction if and only if (i) it has asked for and received from the Adviser clarification or confirmation of the Written Instruction; and (ii) in the good faith judgment of the Sub-Adviser, it thereafter determines that following such Written Instruction would be reasonably likely to cause the Subadvised Fund or the Sub-Adviser to violate any applicable law, ordinance, rule, regulation, order or guidance of the SEC or its staff or the CFTC; and (iii) the Sub-Adviser provides prompt notice to the Adviser of such judgment and the specific authority and facts on which it is based, with sufficient time for the Adviser to address such matter without harm to the Subadvised Fund. The Adviser shall provide reasonable notice to the Sub-Adviser of any relevant changes to the Governing Documents, and, absent the Sub-Adviser’s bad faith, willful misfeasance, gross negligence or reckless disregard of its obligations or duties hereunder, the Sub-Adviser shall not be liable for acting in accordance with existing forms of Governing Documents prior to being notified of any amendments thereto. The Adviser shall timely furnish the Sub-Adviser with such additional information as may be reasonably necessary for or reasonably requested by the Sub-Adviser to perform its responsibilities pursuant to this Agreement.

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(j) Upon the Adviser’s request and if provided with a reasonable period of time to review, the Sub-Adviser shall review and comment upon selected portions, relating to the Sub-Adviser and/or the Managed Portion, of the Subadvised Fund’s Registration Statement, shareholder reports, certain marketing materials and other regulatory filings, or any amendment or supplement thereto (collectively, “Regulatory Filings”) and shall provide the Subadvised Fund, at the reasonable request of the Adviser and if provided with a reasonable period of time to prepare, with disclosure reasonably required for use in the Subadvised Fund’s Regulatory Filings, including, without limitation, any disclosure related to the Sub-Adviser’s investment management personnel, portfolio manager compensation, Codes of Ethics, firm description, investment management strategies and techniques, and proxy voting policies.

(k) The Sub-Adviser shall furnish the Adviser, the Board of Trustees and/or the Chief Compliance Officer of the Trust and/or the Adviser (the “CCO”) with such information, certifications and reports as such persons may reasonably request upon prior reasonable notice from the Sub-Adviser as necessary or appropriate in order for the Adviser and the Board to oversee the Sub-Adviser’s compliance with applicable law, including: (i) Rule 206(4)-7 of the Advisers Act; (ii) the federal securities laws, as defined in Rule 38a-1 under the 1940 Act; (iii) the Commodity Exchange Act; and (iv) any and all other laws, rules, and regulations, whether foreign or domestic, in each case, applicable at any time to the operations of the Sub-Adviser and its services to the Managed Portion. The Sub-Adviser shall make its officers and employees (including its Chief Compliance Officer) available to the Adviser and/or the CCO from time to time, upon reasonable notice and during normal business hours, to examine and review the Sub-Adviser’s compliance program, as it relates to the Managed Portion, and its adherence thereto.

(l) In rendering the services required under this Agreement, the Sub-Adviser may, at its own discretion and without further written consent of the Subadvised Fund, the Subadvised Fund’s shareholders, the Adviser, or the Board, from time to time employ, delegate or associate with itself such affiliated or unaffiliated person or persons as it believes necessary to assist it in carrying out its obligations under this Agreement, provided, however, that any such delegation shall not involve any such person serving as an “investment adviser” to the Subadvised Fund within the meaning of the 1940 Act. The Sub-Adviser hereby agrees that any such service providers shall be subject to the confidentiality obligations set forth in Section 9 of this Agreement. The Sub-Adviser shall remain liable to the Adviser for the performance of the Sub-Adviser’s obligations hereunder and for the acts and omissions of such other person, and neither the Fund nor the Adviser shall be responsible for any fees that such person may charge to the Sub-Adviser for such services.

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(m) The Investment Manager and the Trust on behalf of the Subadvised Fund understand that the Sub-Adviser may give advice and take action with respect to any of its other clients or for its own (or its affiliates’) accounts which may differ from the timing or nature of action taken by the Sub-Adviser with respect to the Subadvised Fund. Nothing in this Agreement imposes upon the Sub-Adviser any obligation to purchase or sell or to recommend for purchase or sale, with respect to the Subadvised Fund, any security or other instrument which the Sub-Adviser or its partners, officers, employees or affiliates may purchase or sell for its or their own account(s) or for the account of any other client.

(n) The Sub-Adviser gives no warranty as to the performance or profitability of the Managed Portion or any part thereof, nor any guarantee that the investment objectives, strategies, expectations or targets, if any, described in this Agreement, Written Instructions, the Governing Documents and/or Regulatory Filings will be achieved.

(o) The Subadvised Fund hereby authorizes the Sub-Adviser to open accounts and execute documents, indemnities and representation letters in the name of, binding against and on behalf of the Subadvised Fund for all purposes necessary or desirable in the Sub-Adviser’s view to effectuate the Sub-Adviser’s activities under this Agreement.

2.	ACKNOWLEDGEMENT.

The Adviser and the Subadvised Fund hereby consent to receive the Sub-Adviser’s Form ADV Part 1 and Part 2, or any amendments thereof, via electronic mail. In addition, the Subadvised Fund and the Adviser acknowledge receipt of Part 2 of the Sub-Adviser’s Form ADV at, or prior to, executing this Agreement.

3.	OTHER AGREEMENTS.

The investment management services provided by the Sub-Adviser under this Agreement are not to be deemed exclusive, and the Sub-Adviser shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

4.	COMPENSATION TO BE PAID BY THE ADVISER TO THE SUB-ADVISER.

(a) As compensation for the services to be rendered by the Sub-Adviser under the provisions of this Agreement, the Adviser will pay to the Sub-Adviser a fee each month based on the Managed Portion’s average daily net assets during the month. Solely for the purpose of determining the promptness of payments, payments shall be considered made upon mailing or wiring pursuant to wiring instructions provided by the Sub-Adviser. Such fee shall be calculated by the Adviser in accordance with the fee schedule as set forth in Schedule A attached hereto.

(b) The fee shall be paid by the Adviser, and not by the Subadvised Fund, and without regard to any reduction in the fees paid by the Subadvised Fund to the Adviser under its management contract as a result of any statutory or regulatory limitation on investment company expenses or voluntary fee or expense reduction assumed by the Adviser. If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for such month shall be prorated based on the number of days the assets in the Managed Portion are managed. Such fee shall be accrued daily and paid monthly as soon as practicable after the end of each month during which this Agreement is in effect, but in any event within 10 business days after the end of such month.

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5.	EFFECTIVE PERIOD; TERMINATION AND AMENDMENT OF THIS AGREEMENT.

(a) This Agreement shall become effective as of the date first written above and shall remain in full force and effect continuously thereafter until terminated.

(b) This Agreement shall continue in effect for two years from the date hereof, and thereafter only so long as continuance is specifically approved: (i) at least annually by the Trustees, including a majority of the Trustees who are not interested persons, cast in person at a meeting called for the purpose of voting on such approval; or (ii) if presented to the Subadvised Fund’s shareholders, by the affirmative vote of a majority of the Subadvised Fund’s outstanding voting securities.

(c) This Agreement shall automatically terminate without the payment of any penalty in the event of: (i) its assignment; (ii) its delegation, unless the Adviser has by prior written consent agreed to the delegation; or (iii) termination of the Investment Management Agreement; provided, however, that the Sub-Adviser’s assignment or delegation of its services or duties to any affiliated or unaffiliated persons, to the extent expressly permitted by and in accordance with the requirements of Section 1(l) of this Agreement, shall not be deemed an “assignment” or “delegation” for purposes of this paragraph (c).

(d) This Agreement also may be terminated without the payment of any penalty: (i) by the Fund’s board of trustees or the vote of a majority of the Fund’s outstanding voting securities, on 60 days’ written notice to the Sub-Adviser or as otherwise permitted by the 1940 Act; (ii) by the Adviser on 60 days’ written notice to the Sub-Adviser; or (iii) by the Sub-Adviser on 90 days’ written notice to the Adviser.

(e) This Agreement may be amended by the mutual consent of the parties only if such amendment, if material, is specifically approved by the vote of: (i) a majority of the Trustees who are not interested persons; and (ii) a majority of the Subadvised Fund’s outstanding voting securities (unless such approval is not required by Section 15 of the 1940 Act).

6.	CERTAIN INFORMATION.

(a) The Sub-Adviser shall promptly notify the Adviser in writing of the occurrence of any of the following events: (i) the Sub-Adviser shall fail to be registered as an investment adviser under the Advisers Act and under the laws of any jurisdiction in which the Sub-Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement; (ii) the Sub-Adviser has a reasonable basis for believing that the Subadvised Fund, with respect to the Managed Portion, has failed to satisfy the diversification requirements under Subchapter M or Section 817(h) of the Code; (iii) the Sub-Adviser shall have been served or otherwise have notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the Subadvised Fund or any services the Sub-Adviser provides for the Managed Portion; and (iv) any change in the named portfolio manager for the Managed Portion.

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(b) The Sub-Adviser hereby agrees to notify the Adviser and the Subadvised Fund of any change in the partners of the Sub-Adviser within a reasonable time after such change pursuant to the requirements of Section 205 of the Advisers Act (as such section is interpreted by the SEC or its staff).

7.	LIABILITY AND INDEMNIFICATION.

(a) The Sub-Adviser’s duties shall be confined to those expressly set forth herein, with respect to the Managed Portion. Absent the Sub-Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder, the Sub-Adviser (and its officers, partners, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Sub-Adviser) shall not be liable for any act or omission in the course of, or connected with, rendering services hereunder, including without limitation, any error of judgment or mistake of law for any loss arising out of any portfolio investment or disposition hereunder or for any loss suffered by any of the Subadvised Fund, the Trust or the Adviser in connection with the matters to which this Agreement relates, and without limiting the generality of the foregoing, the Sub-Adviser will not be liable for any indirect, special, incidental or consequential damages or other losses (regardless of whether such damages or other losses were reasonably foreseeable).

(b) The Sub-Adviser shall indemnify the Adviser, the Trust and the Subadvised Fund, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, “Sub-Adviser Indemnified Persons”) from and against, any and all suits, actions, legal or administrative proceedings or investigations, claims, demands, damages, liabilities, interest, loss, costs and expenses, including reasonable attorneys’ fees, disbursements and court costs (“Losses”), which the Sub-Adviser Indemnified Persons may sustain arising out of (i) the willful misfeasance, bad faith or gross negligence by the Sub-Adviser in the performance of its duties under this Agreement or reckless disregard of its duties hereunder, or (ii) any untrue statement of a material fact contained in the Subadvised Fund’s Regulatory Filings or the omission to state therein such a material fact known to the Sub-Adviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was reasonably made in reliance upon written information furnished to the Adviser or the Trust by the Sub-Adviser expressly for use in such Regulatory Filings; provided, however, that the Sub-Adviser Indemnified Persons shall not be indemnified for any Losses which may be sustained as a result of the willful misfeasance, bad faith or gross negligence by a Sub-Adviser Indemnified Person, or reckless disregard of the Adviser’s duties hereunder, or the violation of applicable law by a Sub-Adviser Indemnified Person.

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(c) The Adviser shall indemnify and hold harmless the Sub-Adviser, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, “Adviser Indemnified Persons”) from and against, any and all Losses which the Adviser Indemnified Persons may sustain arising out of (i) the Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties under this Agreement or reckless disregard of its duties hereunder, or (ii) any untrue statement of a material fact contained in the Subadvised Fund’s Regulatory Filings or the omission to state therein a material fact known to the Adviser that was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon written information furnished to the Adviser or the Trust by the Sub-Adviser expressly for use in such Regulatory Filings; provided, however, that the Adviser Indemnified Persons shall not be indemnified for any liability or expenses which may be sustained as a result of the willful misfeasance, bad faith or gross negligence by an Adviser Indemnified Person, or reckless disregard of the Sub-Adviser’s duties hereunder, or the violation of applicable law by an Adviser Indemnified Person.

(d) The rights of indemnification provided in this section shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise by law.

8.	RECORDS; RIGHT TO AUDIT.

(a) The Sub-Adviser agrees to maintain in the form and for the period required by Rule 31a-2 under the 1940 Act, all records relating to investments made by the Sub-Adviser for the Managed Portion that are required to be maintained by the Subadvised Fund pursuant to the requirements of Rule 31a-1 under the 1940 Act. The Sub-Adviser agrees that all records it maintains on the Subadvised Fund’s behalf are the Subadvised Fund’s property, and the Sub-Adviser will surrender promptly to the Subadvised Fund or the Adviser any such records upon the Board of Trustees’ or the Adviser’s request; provided, however, that the Sub-Adviser may retain a copy of such records. In the event of the termination of this Agreement, the Sub-Adviser shall, upon the Board of Trustees’ or the Adviser’s request, return all such records to the Sub-Advised Fund or the Adviser and shall transfer such records to any entity designated by the Adviser.

(b) The Sub-Adviser will use records or information obtained under this Agreement only for the purposes contemplated hereby, and will not disclose such records or information in any manner other than expressly authorized by the Subadvised Fund, or if disclosure is expressly required by applicable federal or state regulatory authorities, or by this Agreement. The Sub-Adviser agrees that all accounts, books and other records maintained and preserved by it as required hereby will be subject at any time, and from time to time, to such reasonable periodic, special and other examinations by the SEC, the Subadvised Fund’s auditors, any Subadvised Fund representative, the Adviser, or any governmental agency or other instrumentality having regulatory authority over the Subadvised Fund.

(c) The parties agree that the Sub-Adviser shall have the right to use performance data it generates in connection with the Managed Portion (including through use of copies of the Subadvised Fund’s books and records generated by the Sub-Adviser) for its track record. The Adviser hereby approves the Sub-Adviser’s use of the name of the Subadvised Fund solely to the extent reasonably necessary for the Sub-Adviser (or its affiliates) to utilize the performance data generated in connection with the Managed Portion for its track record.

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9.	CONFIDENTIAL INFORMATION.

The Sub-Adviser shall not disclose to any third party material non-public information obtained under this Agreement with respect to the Subadvised Fund, the Trust or the Adviser, including, without limitation, the “non-public portfolio holdings,” except: (a) with the prior written consent of the Adviser; (b) as required by applicable federal or state law, regulation, court order, or the rules and regulations of any governmental body or official having jurisdiction over the Sub-Adviser; (c) if such third party agrees in writing with the Sub-Adviser to keep such information confidential and to not trade based upon such information; (d) if such information has been disclosed, directly or indirectly, by the Adviser or the Subadvised Fund to the public or becomes ascertainable from public or published information or trade sources; (e) to the extent such disclosure is required by auditors or attorneys of the Sub-Adviser in connection with the performance of their professional services or as may otherwise be contemplated by this Agreement; or (f) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder. “Non-public portfolio holdings” means portfolio holdings information that has not been made public by having been previously filed with the SEC.

10.	MARKETING MATERIALS.

(a) The Subadvised Fund shall furnish to the Sub-Adviser, prior to use, each piece of advertising, supplemental sales literature or other promotional material in which the Sub-Adviser or any of its affiliates is named. No such material shall be used except with prior written permission of the Sub-Adviser or its delegate. The Sub-Adviser agrees to respond to any request for approval on a prompt and timely basis. Failure by the Sub-Adviser to respond within ten (10) calendar days to the Subadvised Fund shall relieve the Subadvised Fund of the obligation to obtain the Sub-Adviser’s prior written permission.

(b) The Sub-Adviser shall furnish to the Subadvised Fund, prior to use, each piece of the Sub-Adviser’s advertising, supplemental sales literature or other promotional material in which the Subadvised Fund, the Adviser or any of the Adviser’s affiliates is named. No such material shall be used except with prior written permission of the Subadvised Fund or its delegate. The Fund agrees to respond to any request for approval on a prompt and timely basis. Failure by the Subadvised Fund to respond within ten (10) calendar days to the Sub-Adviser shall relieve the Sub-Adviser of the obligation to obtain the Subadvised Fund’s prior written permission. Notwithstanding the foregoing, Sub-Adviser may include the Adviser’s and Subadvised Fund’s names in its “client list” used in promotional materials.

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11.	REFERENCE TO THE SUB-ADVISER; USE OF NAME.

(a) It is understood that the name “Goldman, Sachs & Co.” or “Goldman Sachs” or any derivative thereof, and any trade name, trademark, trade device, service mark, symbol or logo associated with those names, are the valuable property of the Sub-Adviser or its affiliates and that the Adviser has the right to use such name (or derivative or logo), in offering materials or promotional or sales-related materials of the Fund, only with the prior written approval of the Sub-Adviser, such approval not to be unreasonably withheld, and only during the term of this Agreement. Notwithstanding the foregoing, the Sub-Adviser’s approval is not required when (i) previously approved materials are re-issued with minor modifications, (ii) the Adviser and Sub-Adviser identify materials which they jointly determine do not require the Sub-Adviser’s approval and (iii) required to be disclosed in the Regulatory Filings of the Subadvised Fund. Upon termination of this Agreement, the Subadvised Fund and the Adviser shall forthwith cease to use such name (or derivative or logo); provided that the Adviser shall be permitted to exhaust, post-termination of the Agreement, any quantities of approved materials printed prior to the termination of the Agreement where such materials do not relate exclusively to the Subadvised Fund (i.e., the materials reference other funds managed by the Adviser).

12.	GOVERNING LAW.

This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to conflict of law principles, and the applicable provisions of the 1940 Act or other federal laws and regulations which may be applicable. To the extent that the applicable law of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act or other federal laws and regulations which may be applicable, the latter shall control.

13.	SEVERABILITY/INTERPRETATION.

If any provision of this Agreement is held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by an SEC rule, regulation or order, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

14.	NOTICES.

Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be given in writing, delivered, or mailed to the other party, or transmitted by facsimile to the parties at the following addresses or facsimile numbers, which may from time to time be changed by the parties by notice to the other party:

If to the Sub-Adviser:

Goldman Sachs Asset Management, L.P.

200 West Street, 15th Floor

New York, NY 10282

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If to the Adviser:

Kevin Adamson

Chief Operating Officer, Funds Management

Lincoln Variable Insurance Products Trust

1300 S. Clinton Street

Fort Wayne, Indiana 46801

With a copy to:

Chief Counsel - Funds Management

Lincoln Investment Advisors Corporation

150 N. Radnor-Chester Road

Radnor, PA 19087

15.	COUNTERPARTS.

This Agreement may be executed in counterparts and each counterpart shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

16.	ENTIRE AGREEMENT.

This Agreement, together with any Schedules or Exhibits hereto, represents the entire Agreement between the parties, and supersedes any other written or oral communications between the parties with respect to the subject matter contained herein.

17.	CERTAIN DEFINITIONS.

For the purposes of this Agreement, the terms “vote of a majority of the outstanding voting securities,” “interested persons”, “affiliated persons” and “assignment” shall have the meaning defined in the 1940 Act, and subject to such orders or no-action letters as may be granted by, or written interpretations of, the SEC and/or its staff.

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IN WITNESS WHEREOF, the parties have caused this instrument to be signed by their duly authorized representatives, all as of the day and year first above written.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION (“CFTC”) IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE CFTC. THE CFTC DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE CFTC HAS NOT REVIEWED OR APPROVED THE TRADING PROGRAM ADOPTED HEREUNDER OR ANY BROCHURE OR ACCOUNT DOCUMENT.

LINCOLN INVESTMENT ADVISORS CORPORATION

Name:
Title:

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

Name:
Title:

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Accepted and agreed to as of the day and year first above written:

LINCOLN VARIABLE INSURANCE PRODUCTS TRUST,

on behalf of the Fund(s) on Schedule A

Name:
Title:

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